Exhibit 99.1
Contacts: Joe Favorito
212/356-4003 (o)
jf@ifl.tv
FOR IMMEDIATE RELEASE
INTERNATIONAL FIGHT LEAGUE ANNOUNCES CHANGE IN SENIOR MANAGEMENT
Jay Larkin named Chief Executive Officer
NEW YORK, November 20, 2007 — The International Fight League (OTC.BB: IFLI), the world’s number one team-based professional mixed martial arts league, today announced a change in its senior leadership, naming Jay Larkin acting Chief Executive Officer. Larkin, who had joined the IFL as President and Chief Operating Officer on September 21, 2007, replaces IFL co-founder Gareb Shamus, who resigned his positions as chairman and chief executive officer, effective immediately. Shamus will remain available to the IFL as a consultant.
“Taking a sports and entertainment entity from an idea to an established brand in 14 months is nothing short of amazing. Gareb should be commended for his vision and leadership during that period,” Larkin said. “From first class events with rising athletes to quality broadcast television and landmark licensing and sponsorship deals, the IFL brand that has been built is very strong, and I look forward to the challenge of taking that growing brand and working with our television partners, business partners, staff, coaches and athletes to make it the best organization possible for a very long time to come.”
Larkin joined the IFL after having spent over 20 years at media giant Showtime, rising from a junior publicist to one of the most powerful and respected dealmakers in the sport of boxing, during his storied career. An accomplished television and theatrical producer, his educational background has included time at the Boston Conservatory of Music; the UCLA School of Theater, Film and Television; and a degree in theater and directing from C.W. Post. He began at Showtime in 1984, and helped create some of the channel’s greatest entertainment specials involving legends ranging from Frank Sinatra and Paul McCartney to The Rolling Stones, Britney Spears, and The Spice Girls among others.
During that time, the Brooklyn native also oversaw the channel’s growth in boxing, beginning in 1986 with Marvelous Marvin Hagler’s middleweight title defense against John Mugabi. He negotiated the deals and helped create some of boxing’s most legendary matchups of the last quarter century, including numerous Mike Tyson, Evander Holyfield and Julio Cesar Chavez fights. He also was one of the key negotiators and co-executive producer of what was then the biggest money fight in history, the 2002 heavyweight championship bout between Lennox Lewis and Tyson that happened because of a landmark deal between Showtime (Tyson’s network) and rival HBO (Lewis’ network).

The final IFL event of 2007, the IFL “World Grand Prix,” will take place on Saturday, December 29, at the Mohegan Sun Arena in Uncasville, Connecticut. The event will mark the first time in North America that five MMA title belts will be on the line in the same night. The 2008 IFL schedule is expected to be announced in the coming weeks.
About the IFL
International Fight League™ (IFL) is the world’s number one professional mixed martial arts sports league. IFL has its headquarters in New York and offices in Las Vegas. For more information about IFL, please see: www.ifl.tv.
Forward-Looking Statements: This release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and IFL’s management’s expectations, hopes, beliefs, intentions or strategies regarding the future financial condition, and results of operations. There can be no assurance that future developments actually affecting IFL will be those anticipated.
Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include the risks and uncertainties such as the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; effects of competition, including locations of competitors and operating and market competition.. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
IFL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. This press release may include the opinions of IFL and does not necessarily include the views of any other person or entity.
The names of all International Fight League, Inc. televised and live programming, teams, images, and logos are trademarks, which are the exclusive property of International Fight League, Inc. All other trademarks and tradenames mentioned in this release are the property of their respective owners, and are not affiliated with IFL in any way.
— IFL —